Exhibit 99.1

Avicena Group, Inc.

228 Hamilton Ave., 3rd Floor

Palo Alto, CA 94301

(415) 397-2880

November 7, 2006

Dear Avicena Stockholder:

In a letter to you dated September 28, 2006 (the “Letter”), we wrote to you in your capacity as a stockholder of Avicena Group, Inc (“Avicena” or “we”) to request an extension of the contractual trading restriction to which your shares are subject. The purpose of this letter is to provide you with this update and supplemental request.

As you may recall, as part of the funding transaction in which we merged with AVN Acquisition Corp. last year, you agreed that your shares be restricted from trading for one year after we became a public company (the “Merger Lock-Up”).

As you are aware, we have been approached by prospective investors who are contemplating significant cash investments in Avicena (the “Contemplated Investment”). We are still in the early stages of discussing the terms of the Contemplated Investment. Nevertheless, certain of those prospective investors have informed us that, as a condition to their making the Contemplated Investment, those investors would require that all currently restricted shares owned by all Avicena stockholders whose shares are subject to the Merger Lock-Up (or such lesser amount those investors would determine in their sole discretion) continue to remain subject to transfer restrictions through June 30, 2007 (the “Extended Lock-Up”).

If you are receiving this letter, you agreed to the Extended Lock-Up with respect to your shares, thereby prohibiting you from offering, pledging, selling, contracting to sell, engaging in any short sale, selling any option or contract to purchase, purchasing any option or contract to sell, granting any option, right or warrant to purchase, or otherwise transferring or disposing of, directly or indirectly, any shares of the stockholder’s Avicena stock, or any securities convertible into or exercisable or exchangeable for the stockholder’s Avicena stock.

The Letter sets forth a condition that we do not expect to meet. This condition (the “Condition”) is as follows: “If the prospective investors do not complete a minimum $8 million amount of the Contemplated Investment by 5 P.M. PDT on November 10, 2006, this letter agreement, including without limitation the Extended Lock-Up, shall terminate and be of no further effect. To “complete” the minimum $8 million amount of the Contemplated Investment shall mean receipt by Avicena, without any restriction, of no less than $8 million cash in the form of a wire transfer to a bank account controlled by Avicena.”

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Page Two

November 7, 2006

As of the date of this letter, Avicena has received firm commitments of $2 million in funding to be transferred before Nov 10, 2006. Avicena continues to negotiate for additional funding. We are still targeting to raise a further $6-$13 million over the next four months and the potential investors continue to request that the lock-up remain in place until June 30, 2007, before making any further commitments.

We hereby request that you waive the Condition (the “Waiver”) and agree to abide by the Extended Lock-Up; provided, the Waiver shall terminate, and be of no further force or effect, unless we “complete” the raise of a minimum additional $6 million (which would bring the Contemplated Investment up to the minimum $8 million amount) by March 22, 2007.

Sincerely,

AVICENA GROUP, INC.

Belinda Tsao Nivaggioli
Chief Executive Officer

By signing below, the undersigned hereby agrees to the Waiver and abide by the Extended Lock-Up as to the number of shares listed below.

Print name of Stockholder:

Number of Total Shares Held by Stockholder:

Signature of Stockholder:

By (if applicable)

Title (if applicable)

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